POWER OF ATTORNEY

Impact Shares Trust I (the “Trust”) and the undersigned Trustees (each, a “Trustee,” and, collectively, the “Trustees”) constitute and appoint each of Ethan Powell, William Woolverton, and Eric Olsen (with full power to act alone) said Trustee’s true and lawful attorney-in-fact and agent, for said Trustee and on said Trustee’s behalf and in said Trustee’s place and stead in any and all the capacities to make, execute, and sign on behalf of the Trust the registration statement of the Trust and any and all amendments and supplements to the registration statement on Form N-1A under the Securities Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended; and to file any of the foregoing and any and all exhibits and other documents requisite in connection therewith with the U.S. Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the Trust, granting unto each said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as to the undersigned Trustees themselves might or could do.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the Trust has caused this Power of Attorney to be executed in the Trust’s name by the Trust’s President and Principal Executive Officer, and by the Trust’s Assistant Treasurer, and attested by the Trust’s Assistant Treasurer Secretary, and each undersigned Trustee has hereunto set said Trustee’s hand this 20th day of October 2023.

Signature	Title	Date

/s/ Guillermo Trias
Guillermo Trias	Trustee	October 20, 2023

/s/ Monica H. Byrd
Monica H. Byrd	Trustee	October 20, 2023

/s/ Pamela Cytron
Pamela Cytron	Trustee	October 20, 2023

/s/ Lawrence Jules
Lawrence Jules	Trustee	October 20, 2023